Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into this 3rd day of August 2007, by and between Buckeye Ventures, Inc., a Michigan corporation (the “Michigan Company”) and Buckeye Ventures, Inc., a Nevada corporation (the “Nevada Company”) (the Michigan Company and the Nevada Company are sometimes referred to herein individually as a “Merging Company” and, collectively, as the “Merging Companies”).

RECITALS

WHEREAS, the Nevada Company is a wholly owned subsidiary of the Michigan Company; and

WHEREAS, the Merging Companies desire that the Michigan Company merge with and into the Nevada Company, which shall be the surviving corporation, in the manner and upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Michigan Company’s Articles of Incorporation authorize the issuance of 150,000,000 shares of common stock, par value $0.001, 103,988,618 of which shares of common stock are issued and outstanding as of the date of this Agreement (which number may increase prior to the effective date of the merger if outstanding options or warrants of the Michigan Company are exercised during such period of time) and 3,000,000 shares of preferred stock, par value $0.01, of which 998,086 preferred shares are designated as follows:

717 preferred stock have been designated as “Series 89-B Preferred Stock and are issued and outstanding as of the date of this Agreement;

1,000 preferred stock have been designated as “Series 91-C Preferred Stock” and are issued and outstanding as of the date of this Agreement;

26,000 preferred stock have been designated as “Series 92-D+E Preferred Stock” and are issued and outstanding as of the date of this Agreement;

50,000 preferred stock have been designated as “Series 94-F Preferred Stock” and are issued and outstanding as of the date of this Agreement;

1,000 preferred stock have been designated as “Series 94-G Preferred Stock” and are issued and outstanding as of the date of this Agreement;

7,500 preferred stock have been designated as “Series 94-H+I Preferred Stock” and are issued and outstanding as of the date of this Agreement;

15,000 preferred stock have been designated as “Series 96-J Preferred Stock” and are issued and outstanding as of the date of this Agreement;

10,000 preferred stock have been designated as “Series 99-K Preferred Stock” and are issued and outstanding as of the date of this Agreement;

25,000 preferred stock have been designated as “Series 00-L Preferred Stock” and are issued and outstanding as of the date of this Agreement;

28,000 preferred stock have been designated as “Series 01-O Preferred Stock” and are issued and outstanding as of the date of this Agreement;

14,000 preferred stock have been designated as “Series 03-U Preferred Stock” and are issued and outstanding as of the date of this Agreement;

796,869 preferred stock have been designated as “Series 06-W Preferred Stock” and are issued and outstanding as of the date of this Agreement; and

10,000 of which shares of preferred stock, par value $10, have been designated as “Series 88-A Preferred Stock” and are issued and outstanding as of the date of this Agreement;

2,000 of which shares of preferred stock, par value $10, have been designated as “Series 01-P Preferred Stock” and are issued and outstanding as of the date of this Agreement; and

1,000 of which shares of preferred stock, par value $10, have been designated as “Series 03-V Preferred Stock” and are issued and outstanding as of the date of this Agreement;

WHEREAS, the Nevada Company’s Certificate of Incorporation authorizes 100,000,000 shares of common stock, par value $0.00 1, of which 100 shares are issued and outstanding as of the date of this Agreement all of which are owned by the Michigan Company, and no shares of preferred stock, par value $0.01, are issued and outstanding;

WHEREAS, the respective Board of Directors of each of the Merging Companies have approved and adopted this Agreement and deem it desirable that the Michigan Company be merged with and into the Nevada Company in accordance with Section 735 of the Michigan Business Corporation Act (“MBCA”) and Nevada Revised Statue Chapter 78 (“NRS”); and

WHEREAS, the Michigan Company, being sole stockholder of the Nevada Company, has approved this Agreement in accordance with Section 703a(d) of the MBCA; and

WHEREAS, the respective Board of Directors of each of the Merging Companies desires that the merger described in this Agreement (the “Merger”) be a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, the parties agree as follows:

ARTICLE I

MERGER AND NAME OF SURVIVING CORPORATION

On the Effective Date (as defined herein), the Michigan Company and the Nevada Company shall be merged into a single corporation, in accordance with the laws of the states of Nevada and Michigan, by the Michigan Company merging into the Nevada Company, which shall be the surviving corporation and which shall exist under the name “Buckeye Ventures, Inc.” (the “Surviving Corporation”).

ARTICLE II

TERMS AND CONDITIONS OF MERGER

The terms and conditions of the merger are (in addition to those set forth elsewhere in this Agreement) as follows:

(a) On the Effective Date:
(i)	The Michigan Company shall be merged with and into the Nevada Company to form a single corporation and the Nevada Company shall be, and is designated herein as, the Surviving Corporation;

(ii)	The separate existence of the Michigan Company shall cease;

(iii)	The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall be subject to all duties and liabilities of a corporation organized under the laws of Michigan;

(iv)
The surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of the Merging Companies; and all property, real, personal, and mixed, including all trademark, trademark registrations and applications for registration of trademarks, and all debts due of whatever account, including subscriptions to shares, and all and every other interest, of or belonging to or due to the Merging Companies, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the title to any real estate, or any interest therein, vested in the Merging Companies shall not revert or be in any way impaired by reason of the merger;

(v)
The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Merging Companies; any claim existing or action or proceeding pending by or against the Merging Companies may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in place of the Merging Companies;

(vi)	neither the rights of creditors nor any liens on the property of the Merging Companies shall be impaired by the merger;

(vii)
All corporate acts, plans, policies, contracts, approvals and authorizations of the Michigan Company, its stockholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Michigan Company.

(b)
On the Effective Date, the Board of Directors of the Surviving Corporation and the members thereof, shall be and consist of the members of the Board of Directors of the Michigan Company immediately prior to the merger, to serve thereafter in accordance with the bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the State of Michigan.

(c)
On the Effective Date, the officers of the Surviving Corporation shall be and consist of the officers of the Michigan Company immediately prior to the merger, such officers to serve thereafter in accordance with the bylaws of the Surviving Corporation and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the State of Michigan.

(d)	On the Effective Date, the bylaws of the Nevada Company shall become the by-laws of the Surviving Corporation.

ARTICLE III

ARTICLES OF INCORPORATION

The Articles of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Nevada Company except that, upon the Effective Date, Article III shall be amended as follows:

1. By striking out Article III in its entirety and substituting in lieu thereof a new Article III as follows:

The total authorized capital stock is:

Preferred Stock 5,000,000 shares, par value $0.01 per share. Common Stock 500,000,000 shares, par value $0.001 per share.

A statement of all of the relative designations, powers, rights, preferences, restrictions and limitations of the shares of each class is as follows:

The Preferred Stock:

Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which series shall have such distinctive designations or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. The Board of Directors of the Corporation is hereby expressly granted authority to fix by duly adopted resolution or resolutions the designations and the relative powers and preferences, the relative, participating, optional, voting, conversion or other special rights, the terms and conditions of any redemptions and the relative qualifications, limitations or restrictions as may be authorized or permitted by the laws of the State of Nevada in respect of each such series of Preferred Stock.

The Common Stock:

Dividends - Subject to any and all prior rights of the holders of any outstanding shares of the Preferred Stock of the Corporation, of any and all series, the Board of Directors may declare and pay ratable dividends or make other distributions in cash, its bonds or its property, including shares or bonds of other corporations, on the outstanding shares of its Common Stock, payable to the full extent permitted under the laws of the State of Michigan, except when currently the Corporation is insolvent or would thereby be made insolvent. Dividends may be declared or paid and distributions may only be made out of surplus. Once declared, holders of Common Stock are entitled to prompt payment of dividends, without interest, to the extent that surplus then exists. Dividends in the shares of the Corporation's own capital stock may be declared and paid pro rata on the outstanding shares of its Common Stock to the extent permitted by the Nevada Business Corporation Act.

No Pre-Emptive Rights:

No shareholder of the Corporation shall have any preemptive or other right to purchase or subscribe for any shares of the capital stock of the Corporation which it may issue or sell, whether now or hereafter authorized, other than such right, if any, as the Board of Directors of the Corporation in its discretion may from time to time determine.

ARTICLE IV

MANNER AND BASIS OF CONVERTING SHARES

The manner and basis of converting the shares of stock of the Merging Companies into shares of stock of the Surviving Corporation shall be as follows:

(a)
Each one share of common stock of the Michigan Company outstanding on the effective date of the merger shall, without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation. Each outstanding certificate of the Michigan Company which, prior to the Effective Date, represented shares of the common stock of the Michigan Company shall, for all purposes, evidence the ownership of the shares of common stock of the Surviving Corporation into which such shares shall have been converted and the holders thereof shall have the same rights such holders would have if such certificates had been issued by the Surviving Corporation.

(b)
Each one share of any series of Preferred Stock of the Michigan Company outstanding on the Effective Date shall, without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of any series of Preferred Stock of the Surviving Corporation. Each outstanding certificate of the Michigan Company which, prior to the Effective Date, represented shares of any series of Preferred Stock of the Michigan Company shall, for all purposes, evidence the ownership of the shares of any series of Preferred Stock of the Surviving Corporation into which such shares shall have been converted and the holders thereof shall have the same rights such holders would have if such certificates had been issued by the Surviving Corporation.

(c)
Any stock options granted by the Michigan Company and in existence on the Effective Date, and any warrants or other  rights to acquire or receive shares of common stock of the Michigan Company in existence on such date, shall remain in full force and effect and be applicable to the shares of common stock of the Surviving Corporation and shall continue, without impairment or alternation , following the effectiveness of the merger.

(d)	The 100 shares of common stock of the Nevada Company which are presently issued and outstanding and owned by the Michigan Company shall, on the Effective Date, be cancelled for no consideration.

ARTICLE V

APPROVAL; EFFECTIVENESS

This Agreement has been approved by the Board of Directors of the Michigan Company on behalf of the Michigan Company as the sole shareholder of the Nevada Company; however, this Agreement shall be submitted to a vote of shareholders of the Michigan Company as provided by the laws of the State of Michigan to determine approval of the Michigan Company itself.

The effective date of the merger (the “Effective Date”) shall be determined by the Board of Directors of the Michigan Company after the approval or adoption if this Agreement by the shareholders of the Michigan Company in accordance with the requirements of the laws of the State of Michigan. On the Effective Date, all required documents shall be executed, filed, and recorded in accordance with all requirements of the States of Nevada and Michigan to accomplish the merger.

ARTICLE VI

ABANDONMENT OF MERGER

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be abandoned by the Michigan Company by appropriate resolution of its Board of Directors at any time prior to the merger becoming effective, notwithstanding approval of the Agreement by the stockholders of the Michigan Company. In the event of termination and abandonment of this Agreement pursuant to the foregoing sentence, this Agreement shall become null and void and shall have no effect, without any liability on the part of either of the Merging Companies or the stockholders or directors thereof. The Board of Directors of the Michigan Company and the Nevada Company may modify this Agreement as they mutually agree at any time prior to the merger becoming effective, notwithstanding approval of the Agreement by the stockholders of the Michigan Company, provided that no such modification may materially adversely affect the Michigan Company’s stockholders or change the principal terms of this Agreement.

ARTICLE VII

MISCELLANEOUS

Articles or Certificate of Merger setting forth the information required by, and executed and certified in accordance with, the laws of the states of Nevada and Michigan, shall be filed in the appropriate governmental office of states of Nevada and Michigan so that each state may issue a certificate of merger or other evidence, as provided by the applicable law, reflecting such filing.

If at any time the Surviving Corporation shall deem or be advised that any further grants, assignments, confirmations, or assurances are necessary or desirable to vest, perfect, or confirm title in the Surviving Corporation, of record or otherwise, to any property of the Merging Companies, the officers and directors of the Surviving Corporation or any of them shall be severally and fully authorized to execute and deliver any and all such deeds, assignments, confirmations, and assurances and to do all things necessary or proper so as to best prove, confirm, and ratify title to such property in the Surviving Corporation and otherwise carry out the purposes of the merger and the terms of this Agreement.

For the convenience of the parties and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument and all such counterparts together shall be considered one instrument. This Plan shall be governed by and construed in accordance with the laws of the State of Michigan. This Plan cannot be altered or amended except pursuant to an instrument in writing signed on behalf of the parties hereto.

IN WITNESS WHEREOF, the Merging Companies have caused this Plan of Merger to be executed, all as of the date first above written.

Buckeye Ventures, Inc., a Michigan corporation

By: Alan J. Mintz, Chief Executive Officer

Buckeye Ventures, Inc., a Nevada corporation
By: Alan J. Mintz, Chief Executive Officer